Exhibit 99.1
Press Release
For Immediate Release
ITC Holdings Corp. Declares Dividend to Shareholders
Novi, Michigan — February 7, 2006 — ITC Holdings Corp. (NYSE: ITC) today announced that its Board of Directors has declared a quarterly cash dividend on ITC Holdings Corp. common stock of $0.275 per share, payable on March 15, 2007 to shareholders of record on March 1, 2007.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) is in the business of electricity transmission infrastructure improvements as a means to improve electric reliability, reduce congestion and lower the overall cost of delivered energy. Through our operating subsidiaries, ITCTransmission and Michigan Electric Transmission Company (“METC”), we are the only publicly traded company engaged exclusively in the transmission of electricity in the United States. We are also the largest independent electric transmission company and the eighth largest electric transmission company in the country based on transmission load served. Our business strategy is to operate, maintain and invest in our transmission infrastructure in order to enhance system integrity and reliability and to reduce transmission constraints. By pursuing this strategy, we seek to reduce the overall cost of delivered energy for end-use consumers by providing them with access to electricity from the lowest cost electricity generation sources. ITCTransmission and METC operate contiguous, fully-regulated, high-voltage systems in Michigan’s Lower Peninsula, an area with a population of approximately 9.8 million people, that transmit electricity to local electricity distribution facilities from generating stations throughout Michigan and surrounding areas. Subsidiary ITC Grid Development, LLC expects to focus on partnering with local entities and utilities in regions where significant transmission improvements are needed. The first region in which ITC Grid Development, LLC expects to focus its efforts is the Great Plains region, specifically in Kansas, through the formation of its subsidiary ITC Great Plains, LLC. For more information on ITC Holdings Corp., please visit http://www.itc-holdings.com. For more information on ITCTransmission or METC, please visit http://www.itctransco.com or http://www.metcllc.com, respectively. For more information on ITC Great Plains, please visit http://www.itcgreatplains.com. (itc-ITC)
Investor/Analyst contact: Pat Wenzel (248.374.7200, pwenzel@itc-holdings.com)
Media contact: Lisa Aragon (248.835.9300, laragon@itc-holdings.com)
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